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                                                                    Exhibit 12.1

               COMPUTATION OF RATION OF EARNINGS TO FIXED CHARGES
                      (dollars in thousands, except ratios)

                                                                                    Predecessor    Successor
                                                                                   -------------  ------------
                                                                                       For the       For the
                                                                                       Period        Period
                                                                                     January 1,    October 21,       Six Months
                                               Fiscal Year Ended December 31,       2003 through  2003 through     Ended June 30,
                                          ----------------------------------------  October 20,   December 31,  -------------------
                                           1999      2000       2001       2002         2003          2003        2003       2004
                                          -------  ---------  ---------  ---------  ------------  ------------  --------   --------
EARNINGS
   Income from continuing operations .... $     4  $ (6,787)  $  6,427   $ 22,608    $ 23,806      $  2,050     $17,484    $14,414
   Fixed charges ........................   3,097     4,583      4,018      3,120       2,016         3,703       1,249      9,481
   Earnings before fixed charges ........   3,101    (2,204)    10,445     25,728      25,822         5,753      18,733     23,895

FIXED CHARGES
   Interest expense .....................   2,761     4,252      3,585      2,574       1,422         3,217         964      7,977
   Amortization of deferred debt
     issuance costs .....................      84       119        198        301         267           391         166      1,244
   Capitalized interest .................       0         0          0          0           0             0           0          0
   Interest portion of rent expense .....     252       212        234        245         327            95         119        260
   Fixed charges ........................   3,097     4,583      4,018      3,120       2,016         3,703       1,249      9,481
Ratio of earnings to fixed charges ......     1.0x       --        2.6x       8.2x       12.8x          1.6x       15.0x       2.5x
Amount of fixed charges not covered
 by earnings ............................     --      2,204         --         --          --            --         --           --
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